ICC26_RE9[Page 1 of #NUM_PAGES#][ABC123]

[ABC123]
Symetra Life Insurance Company
[777 108th Avenue NE, Suite 1200 | Bellevue, WA
98004-5135] [Mail to: PO Box 674420 | Houston, TX
77267-4420] [Phone 1-800-796-3872 | www.symetra.com]
MARKET VALUE ADJUSTMENT (MVA) ENDORSEMENT
This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.
The effective date of this endorsement is the Contract Date.
Contract Number:[000000000000]
Owner(s):[John Doe]
MVA Reference Rate:[Bloomberg USD US Corporate A+ AA BVAL Yield Curve 6 Year Index]
Market Value Adjustment Term:[6] year(s)
DEFINITIONS
Market Value Adjustment (MVA) Term: A term equal to the Surrender Charge Period applicable to the Contract during which an MVA may apply to withdrawals that exceed the free withdrawal amount. The MVA Term begins on the Contract
Date and lasts through the last year of the Surrender Charge Period.
OVERVIEW
An MVA is a dollar amount adjustment, which can be positive, negative, or equal to zero, that may apply when all or a portion of the Contract Value is withdrawn.  An MVA will apply to any withdrawal from the Fixed Account or Indexed
Account(s) during the MVA Term and will be applied on the date of the withdrawal.
The MVA does not apply to:
•withdrawals that do not exceed the free withdrawal amount;
•annuity payments;
•repetitive withdrawals based on life expectancy which include required minimum distributions;
•death benefits;
•eligible hospital and nursing home withdrawals; and
•eligible terminal illness payments.
The MVA formula is applied consistently across all investment options offered under the Contract. The MVA will not otherwise affect the values under your Contract.
The MVA is based on the change in market interest rates between the Contract Date and the date of your withdrawal. We use the MVA reference rate to measure this change. In general, if the MVA reference rate on the date of withdrawal has decreased from the MVA reference rate on the Contract Date, the MVA will be positive, and if the
MVA reference rate on the date of withdrawal has increased from the MVA reference rate on the Contract Date, the
MVA will be negative.
MVA EQUATIONS
The MVA Factor is used to calculate the MVA:
MVA Factor = [(1 + G) / (1 + H)] (N/365) - 1
ICC26_RE9[Page 2 of #NUM_PAGES#][ABC123]

[ABC123]
[RSC-0195 2/26]
For withdrawals from an Indexed Account or Fixed Account:
MVA = (MVA Factor) x (C-F)

Where:
G =	MVA reference rate as of the Contract Date
H =	MVA reference rate as of the withdrawal date
N =	Number of calendar days remaining in the MVA Term
C =	Fixed Income Asset Proxy or value of the Fixed Account
F =	Pro-Rata Free Withdrawal Amount for each Fixed Income Asset Proxy and Fixed Account
MVA CALCULATION
For withdrawals involving more than one Indexed Account, we calculate the applicable MVA for each Indexed
Account and add those amounts together.  For withdrawals involving the Indexed Account(s) and the Fixed Account, we calculate the MVA for each investment option and add those amounts together. Any applicable MVA on a full withdrawal from the Fixed Account will never result in a withdrawal amount less than the minimums required by state law. If necessary to meet this minimum, the MVA appliable to the Fixed Account will be reduced or waived in order to meet any required minimum.
To calculate the MVA, we take the following steps:

Step 1:	We determine the Free Withdrawal Amount to determine the amount of withdrawal subject to an MVA.

Once the free withdrawal amount for the Contract has been determined, it is allocated on a pro-rata basis amongst the portions of the Indexed
Accounts and the portion of the Fixed Account that will be part of the withdrawal.  For the Indexed Accounts, the pro-rata basis will be based on the Fixed Income Asset Proxy including the Value of the Buffer Plus Rate, if applicable, in each account.

Step 2:	We determine the dollar amount of the MVA using the MVA equations.
Step 3:	We add together the MVA for the Indexed Accounts and Fixed Account calculated in Step 2. This is the dollar amount of the MVA applicable to a withdrawal.
MVA REFERENCE RATE
The MVA reference rate is shown above. If the MVA reference rate is not published for a particular day, then we will use the MVA reference rate as of the prior Business Day.
If the MVA reference rate index is discontinued or if the calculation is changed substantially, we reserve the right to substitute a comparable index. We will seek approval from the Interstate Insurance Product Regulation
Commission (IIPRC) and give you written notice before making any substitution.
TERMINATION
This endorsement terminates on the date the Contract terminates.
Symetra Life Insurance Company
ICC26_RE9[Page 3 of #NUM_PAGES#][ABC123]

[ABC123]
[Margaret Meister]
[President]
[REFERENCE RATE DISCLOSURE]
[Symetra® is a registered service mark of Symetra Life Insurance Company.]